Exhibit 8.1

November 15, 2011

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, NY 10019

Re:	Och-Ziff Capital Management Group LLC

Ladies and Gentlemen:

We have acted as special counsel to Och-Ziff Capital Management Group LLC, a Delaware limited liability company (“OZM”) in connection with the registration statement on Form S-3, to be filed on the date hereof by OZM (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale by OZM from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Act, of various securities of OZM, including Class A shares representing Class A limited liability company interests in the Company (the “Class A Shares”). Capitalized terms used in this opinion and not defined herein have the meaning assigned to them in the Registration Statement.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (1) the Registration Statement, (2) the form of the Second Amended and Restated Limited Liability Company Agreement of Och-Ziff Capital Management Group LLC filed as an exhibit to the Registration Statement (the “LLC Agreement”), and (3) such other documents, certificates, records and information provided to us by you as we have deemed necessary or appropriate as a basis for our opinion set forth herein.

In rendering our opinion, we have participated in the preparation of the Registration Statement. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information and representations set forth in the documents referred to above. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and

Och-Ziff Capital Management Group LLC

November 15, 2011

the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the Class A Shares will be consummated in the manner contemplated by the Registration Statement and other relevant documents. In addition, we have relied upon statements and representations of the officers and other representatives of OZM and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, statements, representations or assumptions on which our opinion is based could affect our conclusions.

Based solely upon and subject to the foregoing and the qualifications and assumptions in the Registration Statement, we are of the opinion that, under current U.S. federal income tax law:

(i) OZM will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership (within the meaning of section 7704 of the Code) subject to tax as a corporation.

(ii) Although the discussion set forth in the Registration Statement under the heading “Certain Material U.S. Federal Tax Considerations” does not purport to discuss all possible U.S. federal income tax considerations of the purchase, ownership, and disposition of the Class A Shares, such discussion, though general in nature, constitutes a fair and accurate summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of Class A Shares of OZM, subject to the qualifications set forth therein and herein.

We express no opinion on any issue relating to OZM or any investment therein, other than as expressly stated above.

This letter is furnished to you solely for your benefit in connection with the Registration Statement and is not to be relied upon by any other person without our express written permission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information,

Och-Ziff Capital Management Group LLC

November 15, 2011

document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP